Exhibit 99.1

MarketAxess Reports Third Quarter 2025 Financial Results

10% Revenue Growth Outside U.S. Credit; Continued Progress with New Initiatives

Record U.S. Credit Portfolio Trading ADV; Record U.S. High-Yield Portfolio Trading Estimated Market Share of 22.6%

NEW YORK | November 7, 2025 - MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, today announced financial results for the third quarter ended September 30, 2025.

3Q25 select financial and operational highlights*

•
Total revenues of $208.8 million increased 1%, and included an increase of approximately $1.3 million from the impact of foreign currency fluctuations.

— Total commission revenue of $180.2 million was in line with the prior year, including the impact of RFQ-hub.

— Record services revenue (combined information, post-trade and technology services revenue) of $28.7 million increased 9%.

•
Strong progress with our new initiatives across our three strategic channels:

— Client-Initiated Channel - 10% growth in block trading average daily volume (“ADV”), including 20% growth in emerging markets and 58% growth in eurobonds.

— Portfolio Trading Channel - 20% increase in total portfolio trading ADV to $1.4 billion with record U.S. credit portfolio trading ADV of $1.1 billion, representing an increase of 16%.

— Dealer-Initiated Channel - 18% increase in dealer-initiated ADV to $1.5 billion.

•
Total expenses of $123.2 million increased 3%, and included an increase of approximately $1.0 million from the impact of foreign currency fluctuations.
•
Diluted earnings-per-share (“EPS”) of $1.84 decreased 3%.

*All comparisons versus 3Q24

Chris Concannon, CEO of MarketAxess, commented:

“A return to lower levels of volatility and tighter credit spreads in the third quarter, combined with historic levels of new issuance in September, dampened our market share and revenue growth in U.S. credit. Outside of U.S. credit, our revenue growth profile is strong, and we delivered 10% growth including the addition of RFQ-hub.

To address our challenges in U.S. credit, we are focused on growing our targeted block trading solution in the client-initiated channel. Year-to-date, block trading ADV in U.S. credit is already 19% above full-year 2024 levels. We are also continuing to enhance our portfolio trading solution for clients, and year-to-date, our U.S. credit portfolio trading ADV is up 43% versus full-year 2024 and market share has increased approximately 210 basis points. Last, we are focused on growing our new Mid-X solution in the dealer-initiated channel, which we launched in September for U.S. credit. Year-to-date U.S. credit dealer-initiated ADV is up 29% versus full-year 2024.

We have made tangible progress across our new initiatives which we believe will help drive market share and revenue growth in U.S. credit in the quarters ahead."

Table 1: 3Q25 select financial results

	Quarter			% Change				YTD		% Change
$ in millions, except per share data (unaudited)	3Q 2025	2Q 2025	3Q 2024	QoQ		YoY		YTD 2025	YTD 2024	YoY
Selected GAAP-basis financial results
Revenues	$209	$219	$207	(5)%		1%		$637	$615	4%
Expenses	123	128	120	(3)		3		371	354	5
Net Income	68	71	71	(4)		(4)		155	209	(26)
Diluted EPS	1.84	1.91	1.90	(4)		(3)		4.14	5.55	(25)
Net Income Margin	32.7%	32.4%	34.6%	+30	bps	(190)	bps	24.3%	34.0%	NM
Selected GAAP-basis financial results ex-notable items (non-GAAP)[1]
Revenues	209	219	207	(5)		1		637	615	4
Expenses	123	124	120	—		3		367	354	4
Net Income	68	74	71	(8)		(4)		213	209	2
Diluted EPS	1.84	2.00	1.90	(8)		(3)		5.70	5.55	3
Other Non-GAAP financial measures
EBITDA[2]	108	111	105	(3)		2		326	313	4
EBITDA Margin[2]	51.5%	50.5%	50.8%	+100	bps	+70	bps	51.2%	51.0%	+20	bps

NM - not meaningful

3Q25 overview of results

Table 1A: Notable items1

	Quarter			YTD
	3Q 2025	2Q 2025	3Q 2024	YTD 2025	YTD 2024
$ in millions, except per share data (unaudited)
Repositioning charges	$—	$4.0	$—	$4.0	$—
Acquisition-related charge/(credit)	—	0.6	—	0.6	—
Notable items (pre-tax)	—	4.6	—	4.6	—
Income tax impact from notable items	—	(1.2)	—	(1.2)	—
Reserve for uncertain tax positions related to prior periods	—	—	—	54.9	—
Total notable items	—	$3.4	$—	$58.3	$—
EPS impact	—	$0.09	$—	$1.56	$—

Revenue

•
Total revenues of $208.8 million increased 1% and included RFQ-hub revenues of approximately $3.5 million and a $1.3 million increase from the impact of foreign currency fluctuations.

Commission revenue

Table 1B: 3Q25 variable transaction fees per million (FPM)

	Quarter			% Change		YTD		% Change
	3Q 2025	2Q 2025	3Q 2024	QoQ	YoY	YTD 2025	YTD 2024	YoY
AVG. VARIABLE TRANS. FEE PER MILLION (FPM)
Total Credit	$140	$138	$149	1%	(6)%	$139	$150	(7)%
Total Rates	4.21	4.03	4.15	4	1	4.14	4.42	(6)

Credit

•
Total credit commission revenue of $164.9 million (including $34.1 million in fixed-distribution fees) decreased $3.5 million, or 2%, compared to $168.4 million (including $33.6 million in fixed-distribution fees) in the prior year, and decreased 7% from 2Q25 levels. A 3% increase in total credit ADV compared to the prior year, driven by growth in market volumes, was partially offset by a 6% decrease in total credit variable transaction fee per million (“FPM”). The 2% decrease in total credit commission revenue was driven by a 7% decrease in U.S. credit commission revenue, offset by an increase in combined emerging markets and eurobonds commission revenue, up 11%, reflecting continued product and geographic diversification. The decline in 3Q25 total credit FPM both year-over-year and quarter-over-quarter was due principally to protocol mix.

Rates

•
Total rates commission revenue of $6.6 million decreased $0.5 million, or 6%, compared to the prior year, and decreased 18% from 2Q25 levels. An 8% decrease in total rates ADV compared to the prior year was partially offset by a 1% increase in FPM.

Other

•
Record total other commission revenue of $8.6 million increased $3.7 million, or 77%, compared to the prior year driven by the inclusion of approximately $3.2 million from RFQ-Hub, which was acquired in 2Q25.

Services revenue

•
Record services revenue of $28.7 million increased $2.3 million, or 9%, compared to the prior year.

Information services

—
Information services revenue of $13.8 million increased $0.8 million, or 6%, compared to the prior year. The increase was principally driven by net new data contract revenue and an increase of $0.2 million from the impact of foreign currency fluctuations.

Post-trade services

—
Post-trade services revenue of $11.3 million increased $0.9 million, or 9%, compared to the prior year mainly due to an increase of $0.5 million from the impact of foreign currency fluctuations and net new contract revenue.

Technology services

—
Total technology services revenue of $3.6 million increased $0.6 million, or 20%, compared to the prior year. The increase was driven by higher license fees of $0.3 million and connectivity fees of $0.3 million from RFQ-hub, which was acquired in 2Q25.

Expenses

•
Total expenses of $123.2 million increased 3% from the prior year, including approximately $2.9 million of RFQ-hub expenses and an increase of $1.0 million from the impact of foreign currency fluctuations.

Non-operating

•
Other income (expense): Other income was $8.1 million, up from $5.8 million in the prior year. The increase was driven by receipt of a tax credit and lower foreign exchange losses in the current quarter compared to the prior year, offset by lower interest income due to a decrease in interest rates and unrealized losses on investments compared to unrealized gains in the prior year.
•
Tax rate: The effective tax rate was 27.1%, up from 23.0% in the prior year. The higher effective tax rate is mainly due to an increase in current period accruals for the uncertain tax position reserve established in 1Q25.

Capital

•
The Company had $630.6 million in cash, cash equivalents, corporate bond investments and U.S. Treasury investments as of September 30, 2025, down from $698.6 million as of December 31, 2024. There were no outstanding borrowings under the Company’s credit facility.
•
A total of 594,714 shares were repurchased year-to-date through October 2025 at a cost of $120.0 million, including 239,026 shares repurchased during the third quarter at a cost of $45.3 million. As of October 31, 2025, a total of $105.0 million remained under the Board of Directors’ share repurchase authorization.
•
The Board declared a quarterly cash dividend of $0.76 per share, payable on December 3, 2025 to stockholders of record as of the close of business on November 19, 2025.

Other

•
Employee headcount was 896 as of September 30, 2025, up from 881 as of each of September 30, 2024 and June 30, 2025.

1 See Table 1A in this release for a listing of notable items. Results excluding notable items are non-GAAP financial measures. Refer to “Non-GAAP financial measures and other items” for a discussion of these non-GAAP financial measures and Table 6 for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

2 EBITDA and EBITDA margin are non-GAAP financial measures. Refer to “Non-GAAP financial measures and other items” for a discussion of these non-GAAP financial measures and Table 7 for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

Non-GAAP financial measures and other items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margin and free cash flow. From time to time, we present selected GAAP-basis financial results, excluding notable items. Notable items are revenues, expenses, other income (expense) and tax related items that are non-recurring and outside of the Company’s normal course of business or other notables, such as acquisition and restructuring charges or gains/losses on sales (collectively, “notable items”). We define EBITDA margin as EBITDA divided by revenues. We define free cash flow as net cash provided by/(used in) operating activities excluding the net change in trading investments and net change in securities failed-to-deliver and securities failed-to-receive from broker-dealers, clearing organizations and customers, less expenditures for furniture, equipment and leasehold improvements and capitalized software development costs. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in conformity with GAAP. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, provide additional information regarding the Company’s operating results because they assist both investors and management in analyzing and evaluating the performance of our business. Please refer to Tables 6, 7 & 8 for a reconciliation of: (i) selected GAAP-basis financial results, each excluding notable items, to their most directly comparable GAAP measure; (ii) GAAP net income to EBITDA and GAAP net income margin to EBITDA margin; and (iii) GAAP net cash provided by/(used in) operating activities to free cash flow, in each case, the most directly comparable GAAP measure.

Webcast and conference call information

Chris Concannon, Chief Executive Officer and Ilene Fiszel Bieler, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Friday, November 7, 2025 at 11:00 a.m. ET. To access the conference call, please dial +1-646-307-1963 (U.S./International) and use the ID 1832176. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company's website at http://investor.marketaxess.com. The Webcast will be archived on http://investor.marketaxess.com for 90 days following the announcement.

General Notes Regarding the Data Presented

Reported MarketAxess volume in all product categories includes only fully electronic trading volume. MarketAxess trading volumes and the Financial Industry Regulatory Authority (“FINRA”) Trade Reporting and Compliance Engine (“TRACE”) reported volumes are available on the Company’s website at investor.marketaxess.com/volume.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for the Company, market conditions and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; risks related to sanctions levied against states or individuals that could expose us to operational or regulatory risks; the effect of rapid market or technological changes on us and the users of our technology; issues related to the development and use of artificial intelligence; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms, products or services; our vulnerability to malicious cyber-attacks and attempted cybersecurity breaches; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our use of open-source software; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; risks related to the divergence of U.K. and European Union legal and regulatory requirements following the U.K.’s exit from the European Union; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our tax filing positions; the effects of climate change or other sustainability risks that could affect our operations or reputation; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; our exposure to financial institutions by holding cash in excess of federally insured limits; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Approximately 2,100 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. Our automated and algorithmic trading solutions, combined with our integrated and actionable data offerings, help our clients make faster, better-informed decisions on when and how to trade on our platform. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com and on X @MarketAxess.

# # #

Contacts

INVESTOR RELATIONS	MEDIA RELATIONS
Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com

Table 2: Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
In thousands, except per share data (unaudited)	2025	2024	% Change	2025	2024	% Change
Revenues
Commissions	$180,171	$180,392	—%	$553,284	$536,944	3%
Information services	13,785	12,960	6	39,776	37,385	6
Post-trade services	11,293	10,382	9	33,457	31,512	6
Technology services	3,572	2,981	20	10,342	8,852	17
Total revenues	208,821	206,715	1	636,859	614,693	4

Expenses
Employee compensation and benefits	59,982	58,431	3	187,135	176,485	6
Depreciation and amortization	19,662	18,728	5	57,093	55,284	3
Technology and communications	19,961	18,553	8	57,430	53,375	8
Professional and consulting fees	7,382	6,989	6	20,982	21,053	-
Occupancy	3,859	3,835	1	11,234	10,974	2
Marketing and advertising	2,349	2,898	(19)	7,362	7,741	(5)
Clearing costs	3,948	4,387	(10)	12,580	13,420	(6)
General and administrative	6,099	5,839	4	17,218	15,467	11
Total expenses	123,242	119,660	3	371,034	353,799	5
Operating income	85,579	87,055	(2)	265,825	260,894	2
Other income (expense)
Interest income	5,850	6,953	(16)	18,949	19,327	(2)
Interest expense	(171)	(346)	(51)	(523)	(1,283)	(59)
Equity in earnings of unconsolidated affiliate	—	340	(100)	457	1,064	(57)
Other, net	2,381	(1,105)	NM	2,501	(4,051)	NM
Total other income (expense)	8,060	5,842	38	21,384	15,057	42
Income before income taxes	93,639	92,897	1	287,209	275,951	4
Provision for income taxes	25,366	21,408	18	132,691	66,909	98
Net income	$68,273	$71,489	(4)	$154,518	$209,042	(26)
Less: income attributable to noncontrolling interest	(97)	—	NM	(128)	—	NM
Net income available for common stockholders	$68,176	$71,489	(5)	$154,390	$209,042	(26)
Per Share Data:
Net income per common share
Basic	$1.84	$1.90		$4.15	$5.55
Diluted	$1.84	$1.90		$4.14	$5.55
Cash dividends declared per common share	$0.76	$0.74		$2.28	$2.22
Weighted-average common shares:
Basic	37,023	37,527		37,207	37,641
Diluted	37,109	37,608		37,288	37,696

NM - not meaningful

Table 3: Commission Revenue Detail

In thousands, except fee per million data	Three Months Ended September 30,			Nine Months Ended September 30,
(unaudited)	2025	2024	% Change	2025	2024	% Change
Variable transaction fees
Credit	$130,811	$134,863	(3)%	$409,628	$404,012	1%
Rates	6,549	7,018	(7)	21,503	17,903	20
Other	8,589	4,856	77	20,882	14,781	41
Total variable transaction fees	145,949	146,737	(1)	452,013	436,696	4
Fixed distribution fees
Credit	34,137	33,584	2	101,018	100,049	1
Rates	85	71	20	253	199	27
Total fixed distribution fees	34,222	33,655	2	101,271	100,248	1
Total commission revenue	$180,171	$180,392	—	$553,284	$536,944	3
Average variable transaction fee per million
Credit	$140	$149	(6)%	$139	$150	(7)%
Rates	4.21	4.15	1	4.14	4.42	(6)

Table 4: Trading Volume Detail*

	Three Months Ended September 30,
In millions (unaudited)	2025		2024		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$419,703	$6,558	$449,708	$7,027	(7)%	(7)%
High-yield	86,228	1,347	81,761	1,278	5	5
Emerging markets	243,387	3,803	213,341	3,333	14	14
Eurobonds	142,772	2,196	122,914	1,891	16	16
Other credit	40,336	631	37,566	587	7	7
Total credit trading	932,426	14,535	905,290	14,116	3	3
Rates
U.S. government bonds	1,480,317	23,130	1,619,337	25,302	(9)	(9)
Agency and other government bonds	75,714	1,166	71,261	1,098	6	6
Total rates trading	1,556,031	24,296	1,690,598	26,400	(8)	(8)
Total trading	$2,488,457	$38,831	$2,595,888	$40,516	(4)	(4)
Number of U.S. Trading Days[1]		64		64
Number of U.K. Trading Days[2]		65		65

	Nine Months Ended September 30,
In millions (unaudited)	2025		2024		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$1,362,101	$7,284	$1,311,146	$6,974	4%	4%
High-yield	281,122	1,503	251,388	1,337	12	12
Emerging markets	732,763	3,919	644,973	3,431	14	14
Eurobonds	451,562	2,402	380,029	2,011	19	19
Other credit	116,783	625	97,271	517	20	21
Total credit trading	2,944,331	15,733	2,684,807	14,270	10	10
Rates
U.S. government bonds	4,969,290	26,574	3,902,050	20,756	27	28
Agency and other government bonds	229,164	1,218	151,393	801	51	52
Total rates trading	5,198,454	27,792	4,053,443	21,557	28	29
Total trading	$8,142,785	$43,525	$6,738,250	$35,827	21	21
Number of U.S. Trading Days[1]		187		188
Number of U.K. Trading Days[2]		188		189

1 The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

2 The number of U.K. trading days is based on the U.K. Bank holiday schedule.

* Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company's reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. government bond trades are single-counted.

Table 5: Consolidated Condensed Balance Sheet Data

	As of
In thousands (unaudited)	September 30, 2025	December 31, 2024

Assets
Cash and cash equivalents	$473,299	$544,478
Cash segregated under federal regulations	48,351	47,107
Investments, at fair value	168,472	165,260
Accounts receivable, net	110,519	91,845
Receivables from broker-dealers, clearing organizations and customers	606,667	357,728
Goodwill	283,667	236,706
Intangible assets, net of accumulated amortization	115,880	98,078
Furniture, equipment, leasehold improvements and capitalized software, net	111,622	107,298
Operating lease right-of-use assets	53,412	58,132
Prepaid expenses and other assets	42,019	82,584
Total assets	$2,013,908	$1,789,216

Liabilities and stockholders' equity
Liabilities
Accrued employee compensation	$60,374	$68,054
Payables to broker-dealers, clearing organizations and customers	365,828	218,845
Income and other tax liabilities	98,744	3,683
Accounts payable, accrued expenses and other liabilities	31,907	37,320
Operating lease liabilities	66,872	72,654
Total liabilities	623,725	400,556

Redeemable noncontrolling interest	11,733	—

Stockholders' equity
Common stock	123	123
Additional paid-in capital	358,607	350,701
Treasury stock	(451,403)	(333,369)
Retained earnings	1,474,752	1,405,904
Accumulated other comprehensive income/(loss)	(3,629)	(34,699)
Total stockholders' equity	1,378,450	1,388,660
Total liabilities, redeemable noncontrolling interest and stockholders' equity	$2,013,908	$1,789,216

Table 6: Reconciliation of Notable Items

$ in thousands, except per share data (unaudited)	3Q 2025	2Q 2025	3Q 2024	YTD 2025	YTD 2024

Total Expenses, GAAP-basis	$123,242	$127,598	$119,660	$371,034	$353,799
Exclude: Notable items
Repositioning charges[1]	—	(3,970)	—	(3,970)	—
Total Expenses, excluding notable items	$123,242	$123,628	$119,660	$367,064	$353,799

Other income (expense), GAAP-basis	$8,060	$5,552	$5,842	$21,384	$15,057
Exclude: Notable items
Acquisition-related charge/(credit)[2]	—	557	—	557	—
Other income (expense), excluding notable items	$8,060	$6,109	$5,842	$21,941	$15,057

Net income, GAAP-basis	$68,273	$71,180	$71,489	$154,518	$209,042
Exclude: Notable items
Repositioning charges[1]	—	3,970	—	3,970	—
Acquisition-related charge/(credit)[2]	—	557	—	557	—
Income tax impact from notable items	—	(1,218)	—	(1,218)	—
Reserve for uncertain tax positions related to prior periods	—	—	—	54,939	—
Net income, excluding notable items	$68,273	$74,489	$71,489	$212,766	$209,042

Diluted EPS, GAAP-basis	$1.84	$1.91	$1.90	$4.14	$5.55
Notable items as reconciled above	—	0.09	—	1.56	—
Diluted EPS, excluding notable items	$1.84	$2.00	$1.90	$5.70	$5.55

Effective tax rate, GAAP-basis	27.1%	26.9%	23.0%	46.2%	24.2%
Notable items as reconciled above	—	—	—	(19.1)	—
Effective tax rate, excluding notable items	27.1%	26.9%	23.0%	27.1%	24.2%

1 Repositioning charges consist of severance included in employee compensation and benefits

2 Consists of loss on remeasurement of previous equity interest in RFQ-hub to fair value

Table 7: Reconciliation of Net Income to EBITDA and Net Income Margin to EBITDA Margin

In thousands (unaudited)	3Q 2025	2Q 2025	3Q 2024	YTD 2025	YTD 2024

Net income	$68,273	$71,180	$71,489	$154,518	$209,042
Add back:
Interest income	(5,850)	(5,930)	(6,953)	(18,949)	(19,327)
Interest expense	171	139	346	523	1,283
Provision for income taxes	25,366	26,236	21,408	132,691	66,909
Depreciation and amortization	19,662	19,195	18,728	57,093	55,284
EBITDA	$107,622	$110,820	$105,018	$325,876	$313,191

Net income margin[1]	32.7%	32.4%	34.6%	24.3%	34.0%
Add back:
Interest income	(2.8)	(2.7)	(3.4)	(3.0)	(3.1)
Interest expense	0.1	0.1	0.2	0.1	0.2
Provision for income taxes	12.1	12.0	10.3	20.8	10.9
Depreciation and amortization	9.4	8.7	9.1	9.0	9.0
EBITDA margin[2]	51.5%	50.5%	50.8%	51.2%	51.0%

1 Net income margin is derived by dividing net income by total revenues for the applicable period.

2 EBITDA margin is derived by dividing EBITDA by total revenues for the applicable period.

Table 8: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

In thousands (unaudited)	3Q 2025	2Q 2025	3Q 2024	YTD 2025	YTD 2024

Net cash (used in)/provided by operating activities	$90,164	$103,714	$95,089	$223,507	$208,989
Exclude: Net change in trading investments	264	(66)	784	198	629
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	34,338	22,053	2,578	90,790	50,715
Less: Purchases of furniture, equipment and leasehold improvements	(1,496)	(1,206)	(835)	(4,632)	(9,727)
Less: Capitalization of software development costs	(11,494)	(11,510)	(11,331)	(38,035)	(35,790)
Free cash flow	$111,776	$112,985	$86,285	$271,828	$214,816